Exhibit 10.5

                           EMPLOYMENT AGREEMENT

Agreement made as of January 7, 2000 between Standard Microsystems Corporation, a Delaware corporation having an office at 80 Arkay Drive, Hauppauge, New York 11788 ("Company"), and Andrew M. Caggia, residing at 126 Kensett Road, Manhasset, New York 11030 ("Executive").


                             W I T N E S S E T H:
                             --------------------

WHEREAS, Company desires to employ Executive as Company's Chief Financial Officer, upon the terms and conditions hereinafter in this Agreement set forth, and Executive desires to be so employed;

Now, therefore, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:


1.       Employment.
         -----------

Subject to the next sentence, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. This Agreement shall not be effective unless approved by Company's Board of Directors at or before its February 7, 2000 meeting.


2.        Title and Duties.
          -----------------

Company shall employ Executive as Company's Senior Vice President and Chief Financial Officer, effective as of February 15, 2000. Executive will render his services faithfully and to the best of his ability and devote his full business time and attention to the services to be rendered by him hereunder.


3.       Term; Severance; Change in Control.
         -----------------------------------

a. The term of employment under this Agreement (the "Employment Term") shall commence as of February 15, 2000 and shall continue through February 14, 2003. Thereafter, the Employment Term shall be automatically extended for one-year periods, unless either party shall give notice ("Contrary Notice") as per section 9 (e) herein, at least six months prior to the end of the Employment Term, that the Employment Term shall not be so extended.

b. Notwithstanding Section 3.a, the Employment Term shall terminate prior to any date otherwise specified in Section 3.a, upon:

         (i) Executive's death or disability ("disability" shall mean the physical or mental incapacity of the Executive which prevents Executive from performing the Executive's duties as herein provided for a continuous period of 60 days or an aggregate period of 90 days during any consecutive six-month period, and disability shall be deemed to have occurred as of the end of the applicable period);

         (ii) Notice by Company of termination for cause, which shall mean Executive's (x) material dishonesty in the course of employment, (y) willful and material failure to perform his duties hereunder, following delivery of written notice thereof and a reasonable period, not to exceed 30 days from delivery of notice, to cure such failure, or (z) conduct, regardless whether in the course of employment, constituting a felony or any crime involving moral turpitude;

         (iii) Notice by Company of termination other than for cause. Reduction of compensation or duties, OR requirement to relocate outside of Long Island (or more than 20 miles east of Hauppauge) OR other breach hereof and failure to cure within 30 days following delivery of written notice thereof by Executive to Company shall be considered notice of termination under this subsection; or

         (iv) Notice of voluntary termination by Executive within six months after a change in control of Company (for purposes hereof, a "change in control of Company" shall mean an event that Company would be required to report as such pursuant to Securities and Exchange Commission ("SEC") Form 8-K).

c. Should Company terminate the Employment Term pursuant to clauses (i) or (iii) of Section 3.b: (i) Company shall pay Executive, in lump sum on the day of termination, an amount equal to one year's Base Salary, any vested or unvested stock grants, any deferred compensation (if any deferred compensation plan shall be adopted in the future), any accrued, unused vacation and unreimbursed business expenses (including automobile, and tax gross up on such automobile expenses); (ii) Company shall pay any accrued, unpaid Bonus, as hereinafter defined, (i.e., a pro-rated amount of the Bonus that Executive would have earned if Executive remained employed through the then current fiscal year of Company, to be based on the number of weeks employed during the then current fiscal year), payable at the same time such Bonus would have been paid for such fiscal year; (iii) Company shall continue to provide paid coverage for any Company-paid individual life insurance, and all group health insurance plans under COBRA, provided by Company to Executive as of the date of such termination, excluding group life and group disability plans, for a period of 18 months from the date of termination of the Employment Term, or until Executive shall have sooner obtained full-time employment; (iv) insofar as any stock option granted by Company to Executive would have, but for such termination, become exercisable in accordance with its terms within 13 months of the date of such termination, such option shall become exercisable as of such termination date, remain exercisable during such 13 month period, and expire at the end of such 13 month period. This Section 3.c sets forth Company's entire obligation to Executive in case of termination of the Employment Term on any basis referred to in this Section 3.c.

d.       Should Company terminate the Employment Term pursuant to clause 3.b
(ii), Company's obligations hereunder shall be fully satisfied upon payment by the Company to the Executive of any unpaid Base Salary, accrued, unused vacation time and unreimbursed business expenses through the date of termination, provided, however, that such payment shall not prevent the Company from seeking relief respecting any claim it might have against the Executive hereunder or otherwise.

e. In the event of a change in control of Company all stock options, all stock grants and deferred compensation (if any deferred compensation plan shall be adopted in the future) shall immediately vest, and, should Executive terminate the Employment Term pursuant to clause 3.b. (iv), Executive shall be entitled to the payments and insurance coverage referred to in clauses 3.c
(i), (ii) and (iii).


4.       Annual compensation.
         --------------------

a. In consideration of the services to be rendered by Executive hereunder, the Company shall pay to the Executive:

         (i) An annual base salary of $250,000, which may be increased, but not decreased without Executive's consent, from time to time, by Company's Board of Directors, based upon Compensation
         Committee review and  recommendation ("Base  Salary").  Base
         Salary will automatically increase to $275,000 upon the Company achieving sales of $250M over four consecutive quarters; and

         (ii) A management incentive bonus ("Bonus") target, with respect to fiscal year 2001, equal to 50 percent of Base Salary, i.e., $125,000 (the "At Plan Bonus"), and any additional earned Bonus for fiscal year 2001 (under the plan described below) payable in cash, and a Bonus with respect to each succeeding fiscal year, both the At Plan Bonus and any additional bonus being determined in accordance with Company's EVC Plan payable within 75 days following the end of such fiscal year. The Bonus plan is defined by the Board of Directors for each fiscal year, and, during the Company's fiscal year 2001, it shall be based on the Company achieving specific changes in economic profit generated or Economic Value Contributed ("EVC"). The fiscal year 2001 EVC plan for the Company will be provided in a separate document. However, some of the major provisions of the plan provide for an EVC target, indexing Company EVC performance to the market, and additional bonus payment for over target EVC performance not to exceed 50% of the At Plan Bonus amount, i.e., for fiscal year 2001 not to exceed $62,500 over the Bonus amount of $125,000 specified in 4.a. (ii). The target Bonus for Executive will remain at 50% of Base Salary for the Company's fiscal years 2002 and 2003; however, the basis on which Bonus is earned may be modified by the Board of Directors. Any Bonus plan approved by the Board of Directors for Executive will be consistent with the management incentive bonus plan for other Company executives.

b. Any Bonus payable respecting fiscal year 2002 shall be paid 75% in cash, and the balance shall be paid in shares of Company restricted stock having a total Market Value, as hereinafter defined, equal to 25% of the amount of such Bonus. Any Bonus payable respecting any subsequent fiscal year shall be paid 50% in cash, and the balance shall be paid in shares of Company restricted stock having a total Market Value equal to 50% of the amount of such Bonus. All restricted stock so issued shall be subject to the same transfer restrictions and forfeiture under the same conditions as shall apply generally to Company bonus awards of Company restricted stock, except as otherwise provided herein in paragraphs 3 and 6. Executive shall have the right to demand registration for all vested stock and Company shall use best effort to cause such registration at Company expense to be effective.


c. For purposes hereof, Market Value of a share of Company restricted stock shall mean the closing sale price of such a share on the date that Company's independent accountants shall have completed the audit for the fiscal year respecting which the Bonus shall be paid.


5.       Benefits; Expenses.
         -------------------

Executive shall be entitled to such benefits as are provided generally to Company's senior executive officers. In addition, Executive shall receive a $950 per month car allowance, plus insurance, fuel and normal travel expenses (i.e. tolls, parking, etc.). All the preceding expenses (excluding the car allowance) are fully tax protected. Company shall furnish Executive with individual supplemental life insurance coverage in the amount of $125,000 and individual disability income coverage. Company shall furnish and maintain continuously directors and officers liability insurance coverage during employment, and will continue to indemnify and advance legal expenses on behalf of Executive, during Employment Term and after termination for actions occurring during the Employment Term to the extent permitted by law. Executive shall accrue vacation time at a rate of twenty days per year. Company will grant Executive, effective February 15, 2000, options to purchase 200,000 shares of Company Common Stock with four-year (25% per year) vesting and ten-year expiration.

If options granted to Executive during employment (including the option referred to in the last sentence of the previous paragraph) do not achieve a total potential value before taxes of at least $463,000 before 2/16/2004 (whether or not they are actually exercised), then the Company will pay the Executive the amount by which $463,000 exceeds the total potential value in ten equal installments over the subsequent ten fiscal quarters, on the last day of each quarter. "Potential value" with respect to each option means the sum of the maximum vested values of each option. "Maximum vested value" means, as to each portion of the option that becomes exercisable, (a) the difference between
(i) the maximum closing price of a share of the Company's common stock on at least one day that Executive could exercise such portion of the option and resell the common stock received on exercise under the Company's then in effect trading policy and (ii) the exercise price of the option, multiplied by (b) the number of shares as to which such portion is initially exercisable (as adjusted for stock dividends, stock splits, or like changes to the outstanding common stock and stock price). In no event shall the maximum closing price in (a)(i) herein be lower than the exercise price of the option and in no event will the Executive ever be entitled to payments exceeding $463,000. Should Company terminate the Employment Term for cause, or should Executive terminate the Employment Term voluntarily (other than on account of Company's material breach hereof or pursuant to 3.b.(i) or 3.b.(iv)), in either case prior to receipt of these payments, then these payments are forfeited.

Should any of Executive's stock options granted by his current employer expire, because of his termination of employment, during a period in which, under the "lockup" agreement Executive signed in connection with his current employer's recent private placement under Rule 144A, thereby prohibiting Executive from immediately reselling the shares issuable upon exercise of such option, Company shall lend Executive the amount necessary to exercise such option, for a period ending two weeks after such lockup agreement shall expire, such loan to be secured by the stock received on exercise.

Executive's benefit under the Executive Retirement Plan shall vest 50% after five years of service and pro-ratably over the next five years as to the remaining 50%.

6.       Signing Bonus.
         --------------

In first pay check after 15 February 2000 Company shall pay $50,000 cash, and on 15 February 2000 issue to Executive 15,000 shares of Company common stock, and use reasonable efforts to register the shares for resale by 30 July 2001. Should Company terminate the Employment Term for cause, or should Executive terminate the Employment Term voluntarily (other than on account of Company's material breach hereof or pursuant to 3.b.(i) or 3.b.(iv)), in either case prior to 15 February 2001, Executive shall, as liquidated damages, and not as penalty, transfer to the Company cash equal to $50,000 multiplied by the Forfeiture Fraction, and also transfer a number of shares of Company common stock equal to 15,000 multiplied by the Forfeiture Fraction, or an amount equal to the product obtained by multiplying 15,000 by the Forfeiture Fraction and multiplying that amount by the mean of the closing sale prices of the Company common stock on the first ten trading days following effectiveness of the registration of the shares for resale. The Forfeiture Fraction is a fraction, the numerator of which shall be the number of whole calendar days remaining in the one-year period starting February 15, 2000, and the denominator of which shall be 366.

7.       Intellectual Property; Noncompetition.
         --------------------------------------

a.       Assignment of Inventions.

         (i) Subject to paragraph (a)(ii) below, Executive hereby assigns and agrees to assign to Company, or to any business concern controlled by or under common control with Company ("Company Affiliate") as Company shall specify, all of Executive's right, title and interest in and to any inventions, formulas, techniques, processes, ideas, algorithms, discoveries, designs, developments and improvements which Executive may make, reduce to practice, conceive, invent, discover, design or otherwise acquire during Executive's employment by Company or any Company Affiliate, whether or not made during regular working hours, relating to the actual or anticipated business, products, research or development of Company or any Company Affiliate (collectively, "Inventions").

         (ii) The foregoing shall not apply to, and Executive shall not be required to assign any of Executive's rights in, an invention that Executive developed entirely on Executive's own time without using any equipment, supplies, facilities, computer programs, or trade secret(s) and/or other proprietary and/or confidential information of Company or any Company Affiliate, except for those inventions that either:

                  (1) Relate directly or indirectly at the time of conception or reduction to practice of the invention, to the business of Company or any Company Affiliate, or to the actual or contemplated products, research or development of Company or any Company Affiliate, or

                  (2) Result from any work performed by Executive for Company or any Company Affiliate.

b.       Trade Secrets.  Executive shall regard and preserve as confidential:
(x) all trade secrets and/or other proprietary and/or confidential information belonging to Company or any Company Affiliate; and (y) all trade secrets and/or other proprietary and/or confidential information belonging to a third party which have been confidentially disclosed to Company or any Company Affiliate, which trade secrets and/or other proprietary and/or confidential information described in (x) and (y) above (collectively, "Confidential Information") have been or may be developed or obtained by or disclosed to Executive by reason of Executive's employment. Executive shall not, without written authority from Company to do so, use for Executive's own benefit or purposes, or the benefit or purpose of any person or entity other than Company or any Company Affiliate, nor disclose to others, either during Executive's employment with Company or thereafter, except as required in the course of employment with Company or any Company Affiliate, or except as required by law, any Confidential Information (Executive, as CFO, shall have the usual and customary discretion to determine when disclosure is required for the benefit of Company). This provision shall not apply to Confidential Information that has been voluntarily disclosed to the public by Company or any Company Affiliate, or otherwise entered the public domain through lawful means. Confidential Information shall include, but not be limited to, all nonpublic information relating to any of the following regarding Company or any Company Affiliate: (1) business, research, development and marketing plans, strategies and forecasts; (2) business; (3) products (whether existing, in development, or being contemplated); (4) customers' identities, usages, and requirements; (5) reports; (6) formulas; (7) specifications; (8) designs, software and other technology; (9) research and development programs; and (10) terms of contracts.

c. Works of Authorship. Executive agrees that any original works of authorship, including, without limitation, all documents, blueprints, drawings, mask works and computer programs (including, without limitation, all software, firmware, object code, source code, documentation, specifications, revisions, supplements, modules, and upgrades), conceived, created, performed or produced during the term of Executive's employment with Company or any Company Affiliate, and all foreign and domestic, registered and unregistered, copyrights and mask work rights and applications for registrations therefor related to any such work of authorship, in each case, whether or not made during regular working hours, relating to the actual or anticipated business, products, research or development of Company or any Company Affiliate (collectively, "Works of Authorship") shall be the exclusive property of Company or any Company Affiliate as Company shall specify. To the extent that Executive has or obtains any right, title or interest in or to any Works of Authorship, Executive hereby assigns and agrees to assign to Company or any Company Affiliate as Company shall specify, all of such right, title and interest therein and thereto. This paragraph does not include any publicly available materials, unless such materials shall have become public in violation of this Agreement.


d. Disclosure. Executive shall promptly and fully disclose any and all Inventions and Works of Authorship to Company's General Counsel or other official as Company's Board of Directors may designate for such purpose.


e. Further Assistance. Executive shall, during Executive's employment with Company or any Company Affiliate and at any time thereafter, upon the request of and at the expense of Company or such Company Affiliate, but at no additional compensation to Executive: do all acts and things including, but not limited to, making and executing documents, applications and instruments and giving information and testimony, in each case, deemed by Company from time to time, in its sole discretion, to be necessary or appropriate (1) to vest, secure, defend, protect or evidence the right, title and interest of Company in and to any and all Inventions, Works of Authorship and Confidential Information; and (2) to obtain for Company, in relation to all such, letters, patents, design registrations, copyright registrations and/or mask work registrations, in the United States and any foreign countries, and/or any reissues, renewals and/or extensions thereof.


f. Previous Obligations. Executive represents and warrants to Company that Executive has no continuing obligation with respect to assignment of inventions, developments or improvements to any previous employer(s), respecting any invention, development, or improvement made prior to February 15, 2000, nor does Executive claim any existing title in any previous unpatented inventions, developments or improvements within the scope of this
Section 7. except as may be set forth on an Exhibit hereto acknowledged on the face thereof as an Exhibit hereto by an authorized representative of Company.


g. Return of Documents. All media on which any Inventions, Works of Authorship or Confidential Information may be recorded or located, including, without limitation, documents, samples, models, blueprints, photocopies, photographs, drawings, descriptions, reproductions, cards, tapes, discs and other storage facilities (collectively, "Documentation") made by Executive or that come into Executive's possession by reason of Executive's employment are the property of Company and shall be returned to Company by Executive upon termination of employment. Executive will not deliver, reproduce, or in any way allow any Documentation to be delivered or used by any third party without the written direction or consent of a duly authorized representative of Company.

8.       Competition.
         ------------

Executive covenants and agrees that (a) for so long as he shall be employed by Company or any Company Affiliate, he shall not, directly or indirectly, as principal, partner, agent, servant, employee, stockholder, or otherwise, anywhere in the world (the "Territory"), engage or attempt to engage in any business activity competitive with the business being conducted or, to the knowledge of Executive prior to Notice of Termination or actual termination, whichever is earlier, being planned to be conducted by Company or any Company Affiliate, and (b) for one year after termination, Executive shall not, in the Territory, so engage or attempt to engage in any business activity competitive with any business conducted or planned to be conducted by any of Company or any Company affiliate within one year prior to termination. The foregoing shall not prohibit Executive, his affiliates, spouse, and children from owning beneficially any publicly traded security, so long as the beneficial ownership by all of them, when combined with the beneficial ownership of such publicly traded security by any person (as defined in Section 13(d) of the Exchange Act) of which any of them is a member, constitutes less than 5% of the class of such publicly traded security. Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of Company and that in the event that any such territorial or time limitation is deemed to be unreasonable in any proceeding to enforce these provisions or otherwise, Executive agrees to request, and to submit to, the reduction of said territorial or time limitation to such an area or period as shall be deemed reasonable by the relevant tribunal. In the event that Executive shall be in violation of the foregoing restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur. The existence of any claim or cause of action by Executive against Company, if any, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the foregoing restrictive covenants.


9.       Miscellaneous.
         --------------

a. Executive agrees that a remedy at law for any breach or proposed or attempted breach of the provisions of Sections 7 or 8 shall be inadequate and that Company shall be entitled to injunctive relief with respect to such breach or proposed or attempted breach, in addition to any other remedy it might have. The provisions of Sections 7 and 8 shall be enforceable notwithstanding the existence of any claim or cause of action of Executive against Company or any Company Affiliate, whether predicated on such Section or otherwise.


b. Except as otherwise provided herein, the agreements, assignments and appointments made by Executive hereunder and the obligations of Executive herein shall survive the termination of Executive's employment with Company, whether by Executive or Company.


c. This Agreement may be modified only by a written instrument duly executed by the parties hereto. No term or provision of this Agreement shall be deemed waived, and no breach excused, unless such waiver or consent shall be in writing and signed by the parties hereto. The failure of either party or any Company Affiliate at any time to enforce performance of any provision of this Agreement shall in no way affect such person's rights thereafter to enforce the same, nor shall the waiver by any such person of any breach of any provision hereof be deemed to be a waiver of any other breach of the same or any other provision hereof.


d. If any provision of this Agreement, or the application of such provision, is held invalid, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby.


e. Any notice authorized or required to be given hereunder shall be deemed given or made, if in writing, upon personal delivery, by telecopier on the date that transmission is confirmed electronically, if such confirmation occurs by 4:00PM on such date and such date is a business day, or otherwise, on the first business day thereafter, or three days after mailing by certified or registered mail, return receipt requested, to the Company, at the address set forth at the top of the first page, to the attention of Mr. Steven J. Bilodeau, Chief Executive Officer, or to the Executive at the address to which this letter is addressed, as set forth above, or such other address of which either party shall give notice to the other.


f. This agreement shall be governed by the laws of the state of New York, applicable to an agreement negotiated, signed, and wholly to be performed in such state.

g. Any dispute arising hereunder (including but not limited to interpretation of performance) shall be resolved in New York NY by arbitration before the American Arbitration Association, in accordance with its rules, except that the arbitrator shall be an active member of the New York bar specializing for at least 15 years in general corporate law and contracts practice, who shall apply the terms of this agreement and make findings of fact and conclusions of law in making his award.


IN WITNESS WHEREOF, the undersigned have executed this agreement on the dates below as of the date first written above.


                                                STANDARD MICROSYSTEMS
                                                CORPORATION


By:  /S/ ANDREW M. CAGGIA                       By: /S/ STEVEN J. BILODEAU
     --------------------                       --------------------------
     Andrew M. Caggia                           Steven J. Bilodeau
                                                Chief Executive Officer

     Date:  January 7, 2000                     Date:  January 7, 2000